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                SUPPLEMENTAL RETIREMENT AGREEMENT

     This SUPPLEMENTAL RETIREMENT AGREEMENT (the "Agreement") is entered into as of this 18th day of November, 1997 between CDI Corp., a Pennsylvania corporation (the "Company"), and Robert J. Mannarino ("Mannarino ).

                          Background

     The Company and Mannarino have entered into an Employment Agreement dated August 11, 1997 (the Employment Agreement ), pursuant to which Mannarino will assume the position, and duties, of Executive Vice President and Chief Operating Officer of the Company. Under Section 5(e) of the Employment Agreement, Mannarino is entitled to participate in the employee benefit programs made available by the Company to its senior executive officers from time to time.

     One of those programs, the CDI Corporation Retirement Plan (the Retirement Plan ), requires, among other things, one year of service as a precondition of eligibility to participate. Under the terms of this Plan, Mannarino will be eligible to participate on January 1, 1999.

     Through this Agreement, the Company intends to provide Mannarino with a supplemental retirement benefit substantially similar to the benefit Mannarino would have received with respect to 1997 and 1998 services if he had been immediately eligible to participate in the Retirement Plan upon assuming his duties under the Employment Agreement. For the years 1999 and following, the one year of service rule will have no adverse effect on Mannarino s benefits under either Plan.

     Therefore, intending to be legally bound, the Company and Mannarino agree as follows:

                           Agreement

     1. Establishment of Account. The Company will establish a bookkeeping account (the Account ) that will be used to calculate the supplemental retirement benefit due to Mannarino under the terms of this Agreement. The Account will be used solely as a device to measure and determine the amount of the supplemental retirement benefits to be paid to Mannarino as specified herein. The Account shall not constitute or be treated as a trust fund of any kind. The Company shall be under no obligation to segregate any of its assets for purposes of the Account. Any amounts at any time credited to the Account shall be and remain the sole property of the Company. Mannarino will not have by virtue of the Account any ownership interest or rights of any nature with respect to specific assets of the Company. Mannarino s rights shall be limited to those of a recipient of an
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unfunded, unsecured promise to pay amounts in the future and his position with respect to the amounts credited to his Account shall be that of a general unsecured creditor of the Company.

     2. Credits to the Account. The amount to be credited to the Account will be the total of the Contribution Credits and the Earnings Credits, determined as follows:

         (a) Contribution Credits: The Company will credit to the Retirement Account the amount that would have been contributed on Mannarino s behalf under the Retirement Plan for the years 1997 and 1998 if Mannarino had been eligible to participate in that Plan upon assuming his duties under the Employment Agreement. That credit will be made at the time the Company otherwise makes its 1997 contribution to the Retirement Plan.

         (b) Earnings Credits: Earnings (or losses) shall be credited to the Retirement Account annually, or at such other more frequent intervals as the Company may determine, at the same rate as is generated by the Retirement Plan s investments of amounts actually contributed thereto, beginning with the date upon which the Company s 1997 contribution is paid to the Retirement Plan.

     3. Excess Benefit Plan Participation. In addition to the supplemental retirement benefits to be provided through the Account, Mannarino will also be eligible to participate in the Company s Excess Benefit Plan for 1997.

     4. Vesting: Mannarino shall have no vested interest in the right to receive amounts credited to the Retirement Account until he has been credited with five years of vesting service under the terms of the Retirement Plan. At that point, he will have a 100% vested interest in right to receive the amounts credited to the Retirement Sub-Account in accordance with the terms of this Agreement. Mannarino s (or his beneficiary s) right to receive those amounts shall also become 100% vested upon Mannarino s Disability as defined in the Retirement Plan, or his death.

     5.  Payment of Account.

         (a) Vested Rights. As soon as practicable following Mannarino s termination of employment for any reason, the amounts credited to the Account that Mannarino (or in the case of death his beneficiary) has a vested right to receive will be paid to Mannarino in a single sum payment. Mannarino s beneficiary with respect to his vested right to receive amounts from the Retirement Account will be his beneficiary designated under the terms of the Retirement Plan.

         (b) Unvested Rights. If, at the time of Mannarino s termination of employment there are amounts in the Retirement Account
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that neither Mannarino nor his beneficiary has a right to receive, those amounts will be forfeited and the Company shall have no further obligation with respect to those amounts.

     6. Effect on Employment Agreement. This Agreement is not intended to, in any way, modify or amend the Employment Agreement. Neither the provisions of this Agreement nor the crediting or payment of any benefit hereunder shall be construed to in any way alter the terms of the Employment Agreement.

     7. Governing Law. This Agreement is being entered into in, and shall be construed in accordance with the laws of, the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania and the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County, for any litigation arising out of this Agreement.

     8. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Mannarino and the Company, and the respective successors of each. Mannarino s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated.

     9. Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto. This Agreement may only be modified by an agreement in writing executed by both Mannarino and the Company.

 IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

COMPANY:                             EXECUTIVE:

CDI CORP.


By:
   ------------------------------    ----------------------------
    Mitch Wienick, President         Robert J. Mannarino
    and Chief Executive Officer